EXHIBIT 99
                                                                      ----------

FOR IMMEDIATE  RELEASE
Contact:  Clement B. Knapp, Jr.
          President
          (219) 836-5870

August 13, 2002

AMB FINANCIAL CORP. ANNOUNCES
COMPLETION OF STOCK REPURCHASE PROGRAM AND
INTENTION TO INITIATE STOCK REPURCHASE PROGRAM



Munster, Indiana - AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the holding company for American Savings, FSB (the "Bank") announced that the Company has completed the repurchase of 100,000 shares of its outstanding common stock, pursuant to its stock repurchase program announced December 20, 2000. The shares were purchased at an average price of $10.258 per share.

The Company also announced its intention to repurchase up to 200,000 shares in the open market over a twelve-month period. The shares will be purchased at prevailing market prices from time to time depending upon market conditions. The repurchased shares will become treasury stock.

American Savings, FSB serves Lake County, Indiana through three retail offices located in Dyer, Hammond and Munster. As of June 30, 2002, the Company had assets of $147.3 million, and stockholder's equity of $12.1 million. The Company currently has 839,663 outstanding shares.